Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-136394

$400,000,000

5.55% First and Refunding Mortgage Bonds, Series 2006E, Due 2037

SUMMARY OF TERMS

Security	5.55% First and Refunding Mortgage Bonds, Series 2006E, Due 2037

Issuer:	Southern California Edison Company (“SCE”, or the “Company”)

Joint Book-running Managers:	ABN AMRO Incorporated / JPMorgan / RBS Greenwich Capital / UBS Investment Bank

Principal Amount:	$400,000,000

Ratings of Securities:	A+ / A3 / BBB+ (Fitch / Moody’s / S&P)

Pricing Date:	December 4, 2006

Settlement Date:	December 11, 2006 (T+5)

Maturity:	January 15, 2037

Benchmark US Treasury:	4.500% due 02/15/36

Benchmark US Treasury yield:	4.537%

Spread to Benchmark US Treasury:	+105 bps

Reoffer Yield:	5.587%

Coupon:	5.550%

Coupon Payment Dates:	January 15 and July 15

First Coupon Payment Date:	July 15, 2007

Public Offering Price:	99.456%

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of T+20 bps

CUSIP/ISIN	842400 FF 5/ US842400FF58

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-226-3754 for ABN AMRO, by calling collect 1-212-834-4533 for JPMorgan, by calling 1-888-273-4485 for RBS or by calling 1-888-722-9555 x1088 for UBS.